SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
Section 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 333-62795

                             Simonds Industries Inc.
             (Exact name of registrant as specified in its charter)

                               135 Intervale Road
                               Fitchburg, MA 01420
                                 (978) 760-2900
                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)

                    10 1/4% Senior Subordinated Notes due 2008
            (Title of each class of securities covered by this Form)

                                       N/A
                    (Title of all other classes of securities
                        for which a duty to file reports
                          under section 13(a) or 15(d)
                                    remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)     /X/            Rule 12h-3(b)(1)(ii) / /
           Rule 12g-4(a)(1)(ii)    / /
           Rule 12g-4(a)(2)(i)     / /            Rule 12h-3(b)(2)(i)  / /
           Rule 12g-4(a)(2)(ii)    / /            Rule 12h-3(b)(2)(ii) / /
           Rule 12h-3(b)(1)(i)     /X/            Rule 15d-6           / /

    Approximate number of holders of record as of the certification or notice date:
                                      17

Pursuant to the requirements of the Securities Exchange Act of 1934, Simonds Industries Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: March 27, 2002                     By: /s/ Henry Botticello
                                             -----------------------------------
                                             Title:  Chief Financial Officer